Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock code: 670)

CLARIFICATION ANNOUNCEMENT

The Company noted certain articles appearing in various newspapers today regarding the possible introduction of strategic investors to the Company. The Company makes the following statements.

China Eastern Airlines Corporation Limited (the “Company”) noted certain articles appearing in various newspapers today regarding the possible introduction of strategic investors to the Company. The Company makes the following statements.

The Company from time to time discusses with potential strategic investors including Singapore Airlines for the purpose of exploring opportunities of business cooperation. The Company is having discussions with several potential strategic investors and may introduce them to the Company when opportunities materialise.

Nonetheless, details as to whether, how and when the potential strategic investors will be introduced, and the principal terms upon which the transactions might be implemented, are currently yet to be considered and finalised, and no relevant agreement has been reached. If and when any such possible introduction of strategic investor takes place and the formal agreement(s) is/are signed, the Company will comply with the applicable regulatory requirements under the relevant Listing Rules.

Save as herein disclosed, the Company’s directors are not aware of any other negotiations or agreements relating to the possible introduction of strategic investors to the Company which are discloseable under the relevant provisions of the Hong Kong Listing Rules.

The above statements are made by the order of the Company’s board of the directors, individually and jointly accept responsibility for the accuracy of these statements.

By order of the board of the directors of
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People’s Republic of China
20th July, 2006